UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 7, 2013

NeuStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21575 Ridgetop Circle Sterling, Virginia		20166
(Address of principal executive offices)		(Zip Code)

(571) 434-5400

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Pursuant to this Item 7.01, the Company is supplementing and updating certain business and financial information and the Risk Factors contained in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 29, 2012. Unless otherwise indicated, the terms the “Company,” “we,” “us” and “our” refer to Neustar and its subsidiaries, unless the context requires otherwise.

Disclosure of Non-GAAP financial measures

We refer to the terms “adjusted EBITDA,” “adjusted net income from continuing operations,” “ratio of adjusted EBITDA to interest expense” and “free cash flow” in various places in this disclosure. Each of these is a supplemental measure (a “non-GAAP financial measure”) that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. You should be aware that our measurement of adjusted EBITDA, adjusted net income from continuing operations, ratio of adjusted EBITDA to interest expense and free cash flow may not be comparable to those of other companies. See the section of this disclosure entitled “Appendix A” for a reconciliation of these non-GAAP financial measures to their GAAP counterparts.

Overview

We are a trusted provider of real-time information and analysis using proprietary and hard to replicate data sets. Our customers use our services for commercial insights that help them promote and protect their businesses. We combine proprietary, third party and customer data sets to develop unique algorithms, models, point solutions and complete work flow solutions. Among other things, chief marketing, security, information and operating officers use these real-time insights to identify who or what is at the other end of a transaction, the geographic-context of a transaction and the most appropriate response. We provide our services in a trusted and neutral manner. Our customers access our databases through standard connections, which we believe is the most efficient and cost effective way to exchange operationally essential data in a secured environment that does not favor any particular customer or technology. Today we serve customers in the communications, information services, financial services, retail, media and advertising verticals.

We were founded to meet the technical and operational challenges of the communications industry when the U.S. government mandated local number portability in 1996. We provide the authoritative solution that the communications industry relies upon to meet this mandate. Since then, we have grown to offer a broad range of innovative services, including database services (telephone number databases, domain names, short-codes and fixed IP addresses), analytics platforms used for Internet security services, caller identification services, web performance monitoring services and real-time information and analytics services.

We provide the North American communications industry with real-time information that is used to complete virtually every telephone call and text message. Our internet and eCommerce customers use our broad array of domain name systems, or DNS, solutions to resolve internet queries in a timely manner and to protect their businesses from malicious attacks. We also provide a broad suite of solutions that allow our customers to generate marketing leads, offer more relevant services and improve client conversion rates.

Our services

We categorize our services into three reportable segments: Carrier Services, Enterprise Services and Information Services:

Carrier Services

Our Carrier Services include numbering services, order management services and IP services. Our numbering services enable the dynamic routing of calls and text messages among all competing communications service providers in the United States and Canada. Our services, which include unique geographically dispersed databases, are relied upon for the intelligence that allows networks to connect seamlessly. In particular, we provide near real-time updates to the North American telephone numbering system that is essential for the accurate routing of telephone calls and text messages. Our customers also use these services to improve network performance and functionalities across diverse and complex networks. In addition, we also facilitate order management and work-flow processing among carriers, including telephone number inventory management, and allow carriers to manage and optimize the addressing and routing of IP communications. Through our Carrier Services operating segment, we provide a range of services to our carrier customers, including:

•

Numbering Services. We operate and maintain authoritative databases that help manage the increased complexity in the communications industry. The numbering services we provide to our carrier customers using these databases include number portability administration center services, or NPAC Services, NPAC Services in Canada and local number portability, or LNP, services in Taiwan and Brazil, or international LNP solutions, and number inventory and allocation management. We operate the authoritative databases that manage virtually all telephone area codes and numbers, and enable the dynamic routing of calls and text messages among numerous competing carriers in the United States and Canada. Additionally, we enable carriers to manage their networks more efficiently by centrally processing essential changes they use to route communications.

•

Order Management Services. Our order management services permit our carrier customers to exchange essential operating information with multiple carriers in order to provision and manage services. We provide these services through a single interface or on-premise installations. In addition, we offer inventory management services that allow our carrier customers to efficiently manage their assigned telephone numbers and associated resources.

•

IP Services. We provide scalable IP services to global carriers and service providers that allow them to manage access for the routing of IP communications, such as multimedia messaging service. Our solutions also provide accurate and reliable routing of text messages and voice calls by identifying terminating service provider networks. In addition, we provide a solution for carriers to migrate from the public switched telephone network to IP Interconnect through mapping a phone number to an IP address for accurate and reliable routing to a carrier’s network.

Enterprise Services

Our Enterprise Services include Internet infrastructure services and registry services. We provide Internet infrastructure services that our customers use in order to direct, prioritize and manage Internet traffic. In addition, enterprise customers rely on our services to optimize their website performance, including protecting against malicious traffic. Enterprises use our broad infrastructure and our unique datasets to identify the location of their online customers for a variety of purposes, including fraud prevention and marketing. We believe our registry services provide reliable, fair and secured access used for resolving top-level domain name Internet queries. We also operate the authoritative Common Short Codes registry on behalf of the U.S. wireless industry. The range of services we offer to our enterprise customers includes:

•

Internet Infrastructure Services. We provide a suite of DNS services to our enterprise customers built on a global directory platform. These services play a key role in directing and managing Internet traffic flow, resolving Internet queries, providing security protection against Internet breaches called Distributed Denial of Service, or DDoS, attacks, providing location services used to enhance fraud prevention and online marketing, and monitoring, testing and measuring the performance of websites and networks.

•

Registry Services. We operate the authoritative registries of Internet domain names for the .biz, .us, .co, .tel and .travel top-level domains. We also provide international registry gateways for China’s .cn and Taiwan’s .tw country-code top-level domains. All Internet communications routed to any of these domains must query a copy of our directory to ensure that the communication is routed to the appropriate destination. Additionally, we provide directory services for the 5- and 6-digit number strings used for all U.S. Common Short Codes.

Information Services

Our Information Services include identification services, verification and analytics services, and local search and licensed data services. We utilize proprietary databases and solutions to inform real-time decisions on customer initiated interactions over the telephone, Internet and at points of sale. Our services correlate unique attributes, such as demographic information, buying behaviors and location. This allows our customers to offer consumers more relevant services and products, and leads to higher client conversion rates. Our business listings identity management services manage the placement of our customers’ online local business listings on search engines, improving brand awareness and targeted advertising.

•

Identification Services. We provide caller identification services to communications service providers. In addition, we also provide real-time identification and location services to businesses across multiple industries. Our location services utilize the match of a 10-digit telephone number and a geographic location to provide intelligent site planning, market scoring and web-based location lookups for our customers.

•

Verification & Analytics Services. We provide lead verification services to marketing organizations within our enterprise customers. Our services validate customer data against marketing inquiries and evaluate the most appropriate marketing lead response. Specifically, our solutions empower marketers to verify and provide customized responses to prospects and customers at the crucial moment they make contact—on the phone, on the Web, in an online form or at the point of sale. We also provide rich demographics-based data to online marketers and websites to help them improve their ability to deliver more relevant content and advertising to consumers.

•

Local Search & Licensed Data Services. We provide an online local business listing identity management solution that serves search platforms, national brands, authorized channel partners and local businesses. This service provides businesses and channel partners the essential tools to verify, enhance and manage the identity of local listings on search platforms across the Internet, and offers search platforms an accurate, complete and up-to-date database of local business listings for online publishing.

Demand drivers for our services

We believe companies require an increasing amount of data and analytics to promote their brands, protect their businesses and direct operations. This has resulted in higher market demand for commercial insights, which we believe will continue to grow. In particular, our customers are interested in identifying, locating and evaluating commercial activities. We believe that the current economic, technological, demographic and competitive trends in the market will continue to drive demand for commercial insights. In addition, our carrier customers are seeking information and insights that improve the efficiency and profitability of their networks and services, including migration to hosted services and new technologies. The following are important demand drivers for our business in the near term:

Changes in consumer behavior drive demand for commercial insights. In today’s global marketplace, the number of points of sale is increasing (store, online, mobile, telesales) and consumers’ buying behavior is more complex. Accordingly, brand marketers require more insights into the demographic and behavioral attributes of their audience to successfully identify and attract customers. As a result, digital advertising is expected to grow nearly 50% over the next four years according to eMarketers.

Demographic shifts and changes in spending behavior are altering the consumer landscape. Consumer demographics and related trends are constantly evolving, leading to changes in consumer preferences and their relative size and buying power. Shifts in population size, age, racial composition, family size and relative wealth are causing marketers to reprioritize continuously their consumer marketing strategies. The growing availability of the Internet, and the proliferation of new formats and channels such as mobile devices, social networks and other forms of user-generated media have led to an increasingly fragmented consumer base that is more difficult to identify, locate and evaluate.

Emergence of IP services. VoIP service providers are rapidly expanding their operations. According to the International Data Corporation (the “IDC”), VoIP access lines are expected to constitute 56% of all facilities-based service provider access lines by 2016, up from 40% in 2012. Additionally, the IDC expects that web-based VoIP users will grow from 61.6 million in 2012 to 170.3 million by 2016, at a compound annual growth rate of 28.9%. The need of VoIP service providers to have access to an inventory of telephone numbers, manage their network architecture and route traffic between traditional voice networks and new IP networks drives the need for an authoritative directory service.

Greater need for online protection. The Internet powers almost every aspect of business operations today, from websites, email and ecommerce to behind-the-scenes data exchanges. This increases the vulnerability to malicious attacks and security breaches. According to industry reports there are over seven thousand DDoS attacks per day and these attacks can cost businesses millions of dollars per attack. In addition, these attacks are increasing in size and sophistication. This is significant because very few companies have the necessary network infrastructure to manage such attacks. This increases the need for services that identify, locate and evaluate the Internet interaction to help protect from malicious interactions.

Our strengths

We believe that we are well positioned to address the market demand for better commercial insights and analysis. Our competitive strengths include:

•

Proprietary, hard to replicate data updated simultaneously in real-time to thousands of global end points. Our services are provided from a number of unique data assets. For example, we manage the local number portability database, which is responsible for routing all the telephone calls and text messages in North America. We also manage the Numbering Plan for the assignment of telephone numbers in North America and 17 plus countries around the world. We have 170 global Internet nodes that are responsible for routing Internet queries and our topography database has all working IP addresses. We operate six top-level domain name registries worldwide. We have more than 200 data sources used to capture behavioral attributes of every household in North America. In addition, we manage more than 3.6 billion mobile telephone numbers.

•

High degree of integration with our customers. Communications service providers in North America are connected directly or indirectly to our service directory in order to obtain near real-time broadcasts of changes to the database. We are integrated into the network operations and service delivery functions of virtually all these communications service providers resulting in an unmatched ability to deliver services to the entire communications industry. We also have the ability to introduce new services to our customers in a cost-effective manner because of the existing interface with our service directory.

•

Strong customer relationships. We believe we have excellent relationships with our customers. We strive to maintain a position of trust with our customers by delivering high quality and reliable service; neutral application of all operational methods and procedures; open, honest and timely communications at all levels; and a clear understanding of, and responsiveness to, our customers’ business and needs.

•

Long-term contracts. We provide most of our services under long-term contracts and in many cases, there are no other providers of these services. Under our contracts, we provide number portability services, serve as the North American Numbering Plan Administrator and National Pooling Administrator, and maintain the authoritative directory for Common Short Codes and the .us and ..biz Internet domains.

•

Industry leadership and innovation. We have demonstrated our ability to innovate and create new business opportunities. We led the industry effort to design the architecture that enables local number portability, and we worked with the industry, the FCC and state regulators to establish standards and implement this solution. Through our broad expertise and leadership of industry forums, we have been instrumental in the establishment of standards and technologies in our industry.

•	Predictable revenue, profitability and strong cash flows. As the provider of essential services, we enjoy predictable revenue supported by strong operating cash flows.

Our strategy

We intend to enhance our position as a provider of real-time information and analytics, and to continue our growth by pursuing the following strategies:

•	Continuing our superior execution. Continue delivering our services to our clients in a highly-reliable, neutral and trusted manner.

•

Capitalizing on our leading market position. Create new opportunities by broadening our services to take advantage of emerging trends and technologies. For example, we continue to expand our numbering services to incorporate IP, wireless and advanced communication services.

•	Cross-selling services across our client base. Cross-sell our carrier services, enterprise services and information services across their respective client bases.

•

Strategic acquisitions. Focus on acquisitions that expand and leverage our capabilities, technology and datasets and allow us to broaden the scope of our services or expand our existing services into new verticals.

New senior secured credit facility

We expect that we will enter into a new credit facility (the “New Senior Secured Credit Facility”) with a syndicate of banks, consisting of a 5-year $200 million revolving credit facility, a 5-year $325 million term loan and an incremental facility with availability dependent in part on our secured leverage ratio. The interest rate on both the revolving and term loan portions of the New Senior Secured Credit Facility will be a floating rate.

Summary historical consolidated financial information

The following tables present the summary historical consolidated financial data of NeuStar and its subsidiaries at the dates and for the periods indicated. We derived the following summary historical consolidated financial data for the years ended December 31, 2009, 2010 and 2011 and as of December 31, 2010 and 2011 from the audited consolidated financial statements of NeuStar and its subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

We derived our summary consolidated historical financial data as of September 30, 2012 and other data for the nine months ended September 30, 2011 and September 30, 2012 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The unaudited statement of operations data for the twelve months ended September 30, 2012 was calculated by subtracting the data for the nine months ended September 30, 2011 from the audited consolidated data for the year ended December 31, 2011, and then adding the corresponding data for the nine months ended September 30, 2012. The unaudited consolidated financial statements were prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

You should read this data in conjunction with, and it is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of NeuStar and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Consolidated statements of operations data:	Year ended December 31			Nine months ended September 30		Last twelve months ended September 30
(in thousands)	2009	2010	2011	2011	2012	2012
				(unaudited)		(unaudited)
Total revenue	$467,253	$520,866	$620,455	$446,275	$617,216	$791,396

Cost of revenue (excluding depreciation and amortization shown separately below)	99,436	111,282	137,992	96,663	137,364	178,693
Sales and marketing	80,676	86,363	109,855	76,275	117,466	151,046
Research and development	14,094	13,780	17,509	11,183	23,483	29,809
General and administrative	52,491	65,496	96,317	63,124	61,999	95,192
Depreciation and amortization	29,852	32,861	46,209	29,018	69,041	86,232
Restructuring charges	974	5,361	3,549	387	492	3,654

Total operating expense	277,523	315,143	411,431	276,650	409,845	544,626

Income from operations	189,730	205,723	209,024	169,625	207,371	246,770
Net income	$101,141	$106,209	$160,823	$142,103	$118,307	$137,027

Consolidated balance sheet data:	As of December 31			As of September 30
(in thousands)	2009	2010	2011	2011	2012
				(unaudited)
Cash, cash equivalents and short-term investments	$342,191	$345,372	$132,782	$391,825	$269,196
Working capital	316,263	345,221	195,537	423,675	288,102
Goodwill and intangible assets	127,206	143,625	912,075	181,973	874,363
Total assets	647,804	733,874	1,382,834	843,371	1,477,734
Deferred revenue and customer credits, excluding current portion	8,923	10,578	10,363	10,733	10,115
Long-term note payable and capital lease obligations, excluding current portion	10,766	4,076	586,727	2,459	527,507
Total stockholders’ equity	504,437	596,112	502,634	709,900	617,410

Consolidated statements of cash flows data:	Year ended December 31			Nine months ended September 30		Last twelve months ended September 30
(in thousands)	2009	2010	2011	2011	2012	2012
				(unaudited)		(unaudited)
Net cash provided by operating activities	$175,344	$144,777	$226,413	$165,987	$201,369	$261,795
Net cash used in investing activities	(10,573)	(72,772)	(706,443)	(78,643)	(31,156)	(658,956)
Net cash (used in) provided by financing activities	(11,102)	(44,951)	270,936	(61,057)	(31,044)	300,949

Other financial data:	Year ended December 31			Nine months ended September 30		Last twelve months ended September 30
(in thousands, unless otherwise specified)	2009	2010	2011	2011	2012	2012
				(unaudited)		(unaudited)
Adjusted EBITDA(1)	$235,699	$260,990	$298,702	$220,230	$296,891	$375,363
Adjusted net income from continuing operations(2)	127,160	137,132	159,014	120,737	155,662	193,836
Ratio of adjusted EBITDA to interest expense(3)	102x	673x	62x	556x	12x	13x
Free cash flow(4)	149,847	106,700	180,628	130,438	165,739	215,929

(1)	“Adjusted EBITDA” is a non-GAAP financial measure. See Appendix A for a reconciliation.
(2)	“Adjusted net income from continuing operations” is a non-GAAP financial measure. See Appendix A for a reconciliation.
(3)	“Ratio of adjusted EBITDA to interest expense” is a non-GAAP financial measure. See Appendix A for a reconciliation.
(4)	“Free cash flow” is a non-GAAP financial measure. See Appendix A for a reconciliation.

Risk factors

The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we are not aware of, that we currently believe are immaterial or that, in our judgment, do not reach the level of materiality that merits disclosure may also impair our business operations. Any of the following risks, if they were to occur, could materially and adversely affect our business, results of operations, prospects or financial condition. The information below also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described below.

Risks related to our business

The loss of, or damage to, a data center or any other failure or interruption to our network infrastructure could materially harm our revenue and impair our ability to conduct our operations.

Because virtually all of the services we provide require our customers to query a copy of our continuously updated databases and directories to obtain necessary routing, operational and marketing data, the integrity of our data centers, including network elements managed by third parties throughout the world, and the systems through which we deliver our services are essential to our business. Notably, certain of our data centers and related systems are essential to the orderly operation of the U.S. telecommunications system because they enable carriers to ensure that telephone calls are routed to the appropriate destinations.

Our system architecture is integral to our ability to process a high volume of transactions in a timely and effective manner. Moreover, both we and our customers rely on hardware, software and other equipment developed, supported and maintained by third-party providers. We could experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of, for example:

•	damage to, or failure of, our computer software or hardware or our connections to, and outsourced service arrangements with, third parties;

•	failure of, or defects in, the third-party systems, software or equipment on which we or our customers rely to access our data centers and other systems;

•	errors in the processing of data by our systems;

•	computer viruses, malware or software defects;

•	physical or electronic break-ins, sabotage, distributed denial of service, penetration attacks, intentional acts of vandalism and similar events;

•	increased capacity demands or changes in systems requirements of our customers;

•	virtual hijacking of traffic destined to our systems;

•	power loss, communications failures, pandemics, wars, acts of terrorism, political unrest or other man-made or natural disasters; and

•	successful DDoS attacks.

We may not have sufficient redundant systems or back-up facilities to allow us to receive and process data if one of the foregoing events occurs. Further, increases in the scope of services that we provide increase the complexity of our network infrastructure. As the scope of services we provide expands or changes in the future, we may be required to make significant expenditures to establish new data centers and acquire additional network capacity from which we may provide services. Moreover, as we add customers, expand our service offerings and increase our visibility in the market we may become a more likely target of attacks similar to those listed in the bullets above. The number of electronic attacks and viruses grows significantly every year, as does the sophistication of these attacks. For example, undetected attackers may be able to monitor unencrypted Internet traffic anywhere in the world and modify it before it reaches our destination, and these attackers may harm our customers by stealing personal or proprietary information, Internet email or IP addresses. If we are not able to react to threats quickly and effectively and stop attackers from exploiting vulnerabilities or circumventing our security measures, the integrity of our systems and networks, and our customers and trading partners, may be adversely affected. If we cannot adequately secure and protect the ability of our data centers, offices, networks and related systems to perform consistently at a high level and without interruptions, or if we otherwise fail to meet our customers’ expectations:

•	our reputation may be damaged, which may adversely affect our ability to market our services and attract or retain customers;

•	we may be subject to significant penalties or damages claims, under our contracts or otherwise, including the requirement to pay substantial penalties;

•

we may be required to make significant expenditures to repair or replace equipment, third-party systems or an entire data center, to establish new data centers and systems from which we may provide services or to take other required corrective action; or

•	one or more of our significant contracts may be terminated early, or may not be renewed.

Any of these consequences would adversely affect our revenue, performance and business prospects.

If our security measures are breached and personally identifiable information is obtained by an unauthorized person, our service may be subject to litigation and our services may also be perceived as not being secure and customers may curtail or stop using our services.

Many of our products and services, such as our registry, UltraVioletTM, mobile and information service offerings may involve the storage and transmission of consumer information, such as names, addresses, email addresses and other personally identifiable information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If someone obtains unauthorized access to consumers’ data, as a result of third-party action, technical malfunctions, employee error, malfeasance or otherwise, our reputation, brands and competitive position will be damaged, the adoption of our products and services could be severely limited, and we could incur costly litigation and significant liability, any of which may cause our business to suffer. Accordingly, we may need to expend significant resources to protect against security breaches, including encrypting personal information, or remedy breaches after they occur, including notifying each person whose personal data may have been compromised. The risk that these types of events could seriously harm our business is likely to increase as we expand the scale and scope of information services we offer and the number of Internet or DNS-based products and services we offer, and increase the number of countries in which we operate. Even a perceived breach of our security measures could damage the market perception of the effectiveness of our security measures and our reputation, and we could lose sales, existing and future business opportunities and customers, and potentially face costly litigation.

Our seven contracts with North American Portability Management LLC represent in the aggregate a substantial portion of our revenue, are not exclusive and could be terminated or modified in ways unfavorable to us. These contracts are due to expire in June 2015 and we may not win a competitive procurement.

Our seven contracts with North American Portability Management LLC, or NAPM, an industry group that represents all carriers in the United States, to provide NPAC Services are not exclusive and could be terminated or modified in ways unfavorable to us. These seven separate contracts, each of which represented between 6.0% and 11.5% of our total revenue in 2011, represented in the aggregate approximately 60.4% of our total revenue in 2011. These contracts have finite terms and are currently scheduled to expire in June 2015.

NAPM has initiated a selection process for the administration of NPAC services at the expiration of the current contract. The FCC Wireline Competition Bureau has released in draft a Request for Proposal (RFP) for public comment, which RPF included a proposed timeline, technical requirements and vender qualification survey. The selection timeline published in the draft RFP anticipated that the NAPM would make a recommendation to the FCC in the first quarter of 2013 with final contract completion in the second quarter of 2013. To date, the FCC has received comments from several interested parties. The selection process has been delayed and the timing and terms of the selection process is uncertain.

We expect that there will be significant competition as a result of this process. We may not win this competitive procurement if another provider offers to provide the same or similar services at a lower cost. The failure to win the competitive procurement would have a material adverse effect on our business, prospects, financial condition and results of operations. Even if we win the competitive procurement, the new contracts may have different pricing structures or performance requirements than are currently in effect, which could negatively affect our operating performance and may result in additional costs and expenses and possibly lower revenues.

In addition, under our current contracts, NAPM could, at any time, solicit or receive proposals from other providers to provide services that are the same as or similar to ours. These contracts can be terminated or modified in advance of their scheduled expiration date in limited circumstances, most notably if we are in default of these agreements. Although these contracts do not contain cross-default provisions, conditions leading to a default by us under one of our contracts could lead to a default under others, or all seven. If these contracts are terminated or modified in a manner that is adverse to us, it would have a material adverse effect on our business, prospects, financial condition and results of operations.

A significant decline in the volume of transactions we handle could have a material adverse effect on our results of operations.

Under our contracts with NAPM, we earn revenue for NPAC Services on an annual, fixed-fee basis. However, in the event that the volume of transactions in a given year is above or below the contractually established volume range for that year, the fixed-fee may be adjusted up or down, respectively, with any such adjustment being applied to the following year’s invoices. In addition, under our contract with the Canadian LNP Consortium Inc., we earn revenue on a per transaction basis. As a result, if industry participants in the United States reduce their usage of our services in a particular year to levels below the established volume range for that year or if industry participants in Canada reduce their usage of our services from their current levels, our revenue and results of operations may suffer. For example, consolidation in the industry could result in a decline in transactions if the remaining carriers decide to handle changes to their networks internally rather than use the services that we provide. Moreover, if customer turnover among carriers in the industry stabilizes or declines, or if carriers do not compete vigorously to lure customers away from their competitors, use of our telephone number portability and other services may decline. If carriers develop internal systems to address their infrastructure needs, or if the cost of such transactions makes it impractical for a given carrier to use our services for these purposes, we may experience a reduction in transaction volumes. Carriers might be able to charge consumers directly for our services, which could also have an adverse impact on transaction volumes. Finally, the trends that we believe will drive the future demand for our services, such as the emergence of IP services, growth of wireless services, consolidation in the industry, and pressure on carriers to reduce costs, may not actually result in increased demand for our existing services or for the ancillary directory services that we expect to offer, which would harm our future revenue and growth prospects.

Certain of our other contracts may be terminated or modified at any time prior to their completion, which could lead to an unexpected loss of revenue and damage our reputation.

In addition to our contracts with the NAPM, we provide other services that generate revenue and bolster our reputation as a premier data services, infrastructure, and solutions provider to the communications sector, other major enterprises in a wide variety of sectors, trade associations, and government agencies. For example, we serve as the provider of NPAC Services in Canada; as operator of the .biz registry under contract with ICANN and the .us registry under contract with the Department of Commerce; operator of the registry of U.S. Common Short Codes; as the provider of DNS services a wide variety of major corporations, and as a provider of data services to major retailers and marketers. Each of these contracts provides for early termination in limited circumstances, most notably if we are in default. In addition, our contracts to serve as the North American Numbering Plan Administrator and as the National Pooling Administrator and to operate the .us registry, each of which is with the U.S. government, may be terminated by the government at will. If we fail to meet the expectations of the FCC, the U.S. Department of Commerce or any of our other major customers for any reason, including for performance-related or other reasons, the customers may unilaterally terminate or modify the contracts. A termination arising out of our default could expose us to liability, adversely affect our operating performance and lead to an unexpected loss of revenue. Further, the loss or significant modification of a major contract could cause us to suffer a loss of reputation that would make it more difficult for us to compete for contracts to provide similar services in the future.

Failure to comply with neutrality requirements could result in loss of significant contracts.

Pursuant to orders and regulations of the U.S. government and provisions contained in our material contracts, we must continue to comply with certain neutrality requirements, meaning generally that we cannot favor any particular telecommunications service provider, telecommunications industry segment or technology or group of telecommunications consumers over any other telecommunications service provider, industry segment, technology or group of consumers in the conduct of our business. The FCC oversees our compliance with the neutrality requirements applicable to us in connection with some of the services we provide. We provide to the FCC and the North American Numbering Council, a federal advisory committee established by the FCC to advise and make recommendations on telephone numbering issues, regular certifications relating to our compliance with these requirements. Our ability to comply with the neutrality requirements to which we are subject may be affected by the activities of our stockholders or lenders. For example, if the ownership of our capital stock subjects us to undue influence by parties with a vested interest in the outcome of numbering administration, the FCC could determine that we are not in compliance with our neutrality obligations. Our failure to continue to comply with the neutrality requirements to which we are subject under applicable orders and regulations of the U.S. government and commercial contracts may result in fines, corrective measures, termination of our contracts, or exclusion from bidding on future contracts, any one of which could have a material adverse effect on our results of operations.

Regulatory and statutory changes that affect us or the communications industry in general may increase our costs or otherwise adversely affect our business.

Certain of our domestic operations and many of our customer’s operations are subject to regulation by the FCC and other federal, state and local agencies. As communications technologies and the communications industry continue to evolve, the statutes governing the communications industry or the regulatory policies of the FCC may change. If this were to occur, the demand for many of our services could change in ways that we cannot predict and our revenue could decline. These risks include the ability of the federal government, most notably the FCC and the Department of Commerce, to:

•	increase or change regulatory oversight over services we provide;

•

adopt or modify statutes, regulations, policies, procedures or programs that are disadvantageous to the services we provide, or that are inconsistent with our current or future plans, or that require modification of the terms of our existing contracts or contracts like the NPAC or .us registry that are subject to a competitive procurement process, including the manner in which we charge for certain of our services. For example,

•

in November 2005 and in 2010, major carriers filed petitions with the FCC seeking changes in the way our customers are billed for services provided by us under our contracts with North American Portability Management LLC; Verizon Corporation filed a similar petition with the FCC in May 2011, and

•

after the amendment of our contracts with North American Portability Management LLC in September 2006, Telcordia Technologies, Inc. filed a petition with the FCC requesting an order that would require North American Portability Management LLC to conduct a new bidding process to appoint a provider of telephone number portability services in the United States. In response to our amendment of these contracts in January 2009, Telcordia filed another petition asking that the FCC abrogate these contracts and initiate a government managed procurement in their place. If successful, either of these petitions could result in the loss of one or more of our contracts with North American Portability Management LLC or otherwise frustrate our strategic plans. Although the FCC has not initiated a formal rulemaking process on either of the Telcordia petitions, the FCC’s Wireline Competition Bureau issued orders on March 8, 2011 and May 16, 2011 for NAPM to complete a selection process for the administration of NPAC Services at the expiration of the current contracts. See “—Our seven contracts with North American Portability Management LLC represent in the aggregate a substantial portion of our revenue, are not exclusive and could be terminated or modified in ways unfavorable to us. These contracts are due to expire in June 2015 and we may not win a competitive procurement”;

•

prohibit us from entering into new contracts or extending existing contracts to provide services to the communications industry based on actual or suspected violations of our neutrality requirements, business performance concerns, or other reasons;

•

adopt or modify statutes, regulations, policies, procedures or programs in a way that could cause changes to our operations or costs or the operations of our customers (e.g., regulatory changes to support migration of public switched telephone network to IP Carrier Interconnect);

•	appoint, or cause others to appoint, substitute or add additional parties to perform the services that we currently provide including abrogation of NPAC contract; and

•

prohibit or restrict the provision or export of new or expanded services under our contracts, or prevent the introduction of other services not under the contracts based upon restrictions within the contracts or in FCC policies.

In addition, we are subject to risks arising out of the delegation of the Department of Commerce’s responsibilities for the domain name system to ICANN. Changes in the regulations or statutes to which our customers are subject could cause our customers to alter or decrease the services they purchase from us. We cannot predict when, or upon what terms and conditions, further regulation, deregulation or litigation designed to delay or prevent the introduction of new top-level domains might occur or the effect future regulation or deregulation may have on our business.

If we are unable to protect our intellectual property rights adequately, the value of our services and solutions could be diminished.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. While we take precautionary steps to protect our technological advantages and intellectual property and rely in part on patent, trademark, trade secret and copyright laws, we cannot assure that the precautionary steps we have taken will completely protect our intellectual property rights. Effectively policing our intellectual property is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property or proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States. Further, because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our services and solutions that may block our use of our intellectual property or may be used by third-parties who compete with our services and solutions.

As we expand our business and introduce new services and solutions, there may be an increased risk of infringement and other intellectual property claims by third-parties. From time to time, we and our customers may receive claims alleging infringement of intellectual property rights, or may become aware of certain third-party patents that may relate to our services and solutions.

Additionally, some of our customer agreements require that we indemnify our customers for infringement claims resulting from their use of our intellectual property embedded in their products. Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved, and the number of parties holding intellectual property within the communications industry, increase the risks associated with intellectual property litigation. Moreover, the commercial success of our services and solutions may increase the risk that an infringement claim may be made against us. Royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. Any infringement claim successfully asserted against us or against a customer for which we have an obligation to defend could result in costly litigation, the payment of substantial damages, and an injunction that prohibits us from continuing to offer the service or solution in question, any of which could have a material adverse effect on our business, operating results and financial condition.

The market for our carrier, enterprise and information services is competitive, and if we do not adapt to rapid technological change, we could lose customers or market share.

We compete against well-funded providers of carrier, enterprise and information services, communications software companies and system integrators that provide systems and services used by carriers and enterprises to manage their networks and internal operations in connection with telephone number portability and other communications transactions. In addition, our industry is characterized by rapid technological change and frequent new service offerings. Significant technological changes could make our technology and services obsolete. We must adapt to our rapidly changing market by continually improving the features, functionality, reliability and responsiveness of our services, and by developing new features, services and applications to meet changing customer needs. Our ability to take advantage of opportunities in the market may require us to invest in development and incur other expenses well in advance of our ability to generate revenue from these services. We cannot guarantee that we will be able to adapt to these challenges or respond successfully or in a cost-effective way, particularly in the early stages of launching a new service. Further, we may experience delays in the development of one or more features of our solutions, which could materially reduce the potential benefits to us for providing these services. In addition, there can be no assurance that our solutions will be adopted by potential customers, or that we will be able to reach acceptable contract terms with customers to provide these services. Our failure to adapt to meet market demand in a cost-effective manner could adversely affect our ability to compete and retain customers or market share.

If we are not able to obtain the data required to provide our information services, our operating results could be adversely affected.

Much of the data that we use in connection with our Information Services segment is purchased or licensed from third parties, obtained from public record sources or provided to us as part of a broader business relationship with a customer. If we are not able to obtain this data on favorable economic terms or otherwise, our ability to provide information services to our clients could be materially adversely impacted, which could result in decreased revenues, net income and earnings per share.

Regulatory and statutory requirements, changes in requirements regarding privacy and data protection or public perceptions of data usage may increase our costs or otherwise adversely affect our business.

Our business operations are subject to a variety of complex privacy and data protection laws and regulations in the United States and in other jurisdictions. These statutory and regulatory requirements are evolving and may change significantly. Judicial and regulatory application and interpretation of these statutory and regulatory requirements are often uncertain. In addition, data usage both by governments and corporations is currently a matter of keen public concern and press attention. We may need to incur significant costs or modify our business practices and/or our services in order to comply with existing or revised laws and regulations, or to adapt to changing public attitudes about data usage. Any such costs or changes could have a material adverse effect on our results of operations or prospects. If we are not able to comply with applicable laws, we may be subject to significant monetary penalties and/or orders demanding that we cease alleged noncompliant activities. These or other remedies could have a material adverse effect on our results of operation or financial condition. Our failure or alleged failure to comply with privacy and data protection laws, or with public attitudes about data usage, could harm our reputation, result in legal actions against us by governmental authorities or private claimants or cause us to lose customers, any of which could have a material adverse effect on our results of operations or prospects.

In addition, new legislation may be passed or judicial interpretations may be issued that restrict our use of data to provide information services to our clients. Any restrictions on our ability to provide these services to our clients could have a material adverse effect on our business, results of operation, financial condition and prospects.

If we are unable to manage our costs, our profits could be adversely affected.

Historically, sustaining our growth has placed significant demands on our management as well as on our administrative, operational and financial resources. For us to continue to manage our expanded operations, as well as any future growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If our quality of service is compromised because we are unable to successfully manage our costs, or if new systems that we implement to assist in managing our operations do not produce the expected benefits, we may experience higher turnover in our customer base and our revenue and profits could be adversely affected.

Changes in our tax rates or exposure to additional income tax liabilities could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.

We are subject to income taxes in the U.S. and in various non-U.S. jurisdictions. Our effective tax rate can be affected by changes in our mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, establishment of accruals related to contingent tax liabilities and period-to-period changes in such accruals, the expiration of statutes of limitations, the implementation of tax planning strategies and changes in tax laws. The impact of these factors may be substantially different from period to period. Due to the ambiguity of tax laws and the subjectivity of factual interpretations, our estimates of income tax liabilities may differ from actual payments or assessments. In addition, our income tax returns are subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities. If these audits result in payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities, which may negatively affect our results of operations.

Our operating results and margins could fluctuate due to factors relating to stock-based compensation.

Similar to many other companies, we use stock awards as a form of compensation for certain employees and non-employee directors. We must recognize the fair value of all stock-based awards, including grants of employee stock options, in our financial statements. The valuation model we use to estimate the fair value of our stock-based awards requires us to make several estimates and assumptions, such as the expected holding period of the awards and expected price volatility of our common stock. The amount we recognize for stock-based compensation expense could vary materially depending on changes in these estimates and assumptions. Other factors that could impact the amount of stock-based compensation expense we recognize include changes in the mix and type of stock-based awards we grant, changes in our compensation plans or tax rate, changes in the award forfeiture rate and differences in our company’s actual operating results compared to management’s estimates for performance-based awards.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to previously filed financial statements.

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and may retroactively affect previously reported results.

We must recruit and retain skilled employees to succeed in our business, and our failure to recruit and retain qualified employees could harm our ability to maintain and grow our business.

We believe that an integral part of our success is our ability to recruit and retain employees who have advanced skills in the services and solutions that we provide and who work well with our customers. In particular, we must hire and retain employees with the technical expertise and industry knowledge necessary to maintain and continue to develop our operations and must effectively manage our growing sales and marketing organization to ensure the growth of our operations. Our future success depends on the ability of our sales and marketing organization to establish direct sales channels and to develop multiple distribution channels. The employees with the skills we require are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees at all levels, our ability to maintain and grow our business could be negatively impacted.

Our failure to achieve or sustain market acceptance of our services at desired pricing levels could impact our ability to maintain profitability or positive cash flow.

Our competitors and customers may cause us to reduce the prices we charge for our services and solutions. The primary sources of pricing pressure include:

•

competitors offering our customers services at reduced prices, or bundling and pricing services in a manner that makes it difficult for us to compete. For example, a competing provider of Internet infrastructure services might offer its services at lower rates than we do, or a competing domain name registry provider may reduce its prices for domain name registration;

•	customers with a significant volume of transactions may have enhanced leverage in pricing negotiations with us; and

•	if our prices are too high, potential customers may find it economically advantageous to handle certain functions internally instead of using our services.

We may not be able to offset the effects of any price reductions by increasing the number of transactions we handle or the number of customers we serve, by generating higher revenue from enhanced services or by reducing our costs.

Our expansion into international markets may be subject to uncertainties that could increase our costs to comply with regulatory requirements in foreign jurisdictions, disrupt our operations, and require increased focus from our management.

We currently provide services to customers located in various international locations such as Brazil, Taiwan and China. We intend to pursue additional international business opportunities. International operations and business expansion plans are subject to numerous additional risks, including:

•	economic and political risks in foreign jurisdictions in which we operate or seek to operate;

•	difficulties in enforcing contracts and collecting receivables through foreign legal systems;

•	differences in foreign laws and regulations, including foreign tax, intellectual property, privacy, labor and contract law, as well as unexpected changes in legal and regulatory requirements;

•	differing technology standards and pace of adoption;

•	export restrictions on encryption and other technologies;

•	fluctuations in currency exchange rates and any imposition of currency exchange controls;

•	increased competition by local, regional, or global companies; and

•	difficulties associated with managing a large organization spread throughout various countries.

If we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

If we are not successful in growing our new Information Services business at the rate that we anticipate, our operating results could be negatively impacted.

The operations of Targus Information Corporation (“TARGUSinfo”), which we acquired in November 2011, comprise our new Information Services segment. We have begun to shift our business model to focus increasingly on sales of information services in addition to our carrier and enterprise services. Our ability to successfully grow our information services business depends on a number of different factors, including market acceptance of our information services, the expansion of our information services capabilities and geographic coverage, and continued public and regulatory acceptance of data usage for the provision of our information services, among others. If we are not successful in growing our information services business at the rate that we anticipate, we may not meet expected growth and gross margin projections or expectations, and our operating results, prospects and the market price of our securities could be adversely affected.

We may be unable to complete acquisitions, or we may undertake acquisitions that increase our costs or liabilities or are disruptive to our business.

We have made a number of acquisitions in the past, and one of our strategies is to pursue acquisitions selectively in the future. We may not be able to locate acquisition candidates at prices that we consider appropriate or on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution to our stockholders.

Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. It is also possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, distributors, creditors, or lessors, or to achieve the anticipated benefits of the acquisition.

We may not realize cost efficiencies or synergies or other benefits that we anticipated when selecting our acquisition candidates, and we may be required to invest significant capital and resources after acquisition to maintain or grow the businesses that we acquire. In addition, we may need to record write-downs from impairments of goodwill, intangible assets, or long-lived assets, or record adjustments to the purchase price that occur after the closing of the transaction, which could reduce our future reported earnings. If we fail to successfully integrate and support the operations of the businesses we acquire, or if anticipated revenue enhancements and cost savings are not realized from these acquired businesses, our business, results of operations and financial condition would be materially adversely affected. Further, acquired businesses may have liabilities, neutrality-related risks or adverse operating issues that we fail to discover through due diligence prior to the acquisition. The failure to discover such issues prior to such acquisition could have a material adverse effect on our business and results of operations.

Risks related to financial market conditions

We may be unable to raise additional capital, if needed, or to raise capital on favorable terms.

The general economic and capital market conditions in the United States and other parts of the world have deteriorated significantly since 2008 and have adversely affected access to capital and increased the cost of capital. If funds generated by our operations or available under our New Senior Secured Credit Facility are insufficient to fund our future activities, including acquisitions, organic business ventures, or capital expenditures, we may need to raise additional funds through public or private equity or debt financing. If unfavorable capital market conditions exist when we seek additional financing, we may not be able to raise sufficient capital on favorable terms or at all. Failure to obtain capital on a timely basis could have a material adverse effect on our results of operations and we may not be able to fund further organic and inorganic growth of our business.

Risks related to indebtedness

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

As of September 30, 2012, after giving effect to the offering of the notes, borrowings under our New Senior Secured Credit Facility that we will establish concurrently with the issuance of the notes and our use of the net proceeds therefrom (including the repayment of our Existing Term Facility), our total debt would have been approximately $635.3 million, and we would have had unused revolving commitments of $192.8 million under our New Senior Secured Credit Facility (after giving effect to $7.2 million of outstanding letters of credit). In addition, the New Senior Secured Credit Facility allows us to request one or more increases to the available term commitments under such facility. We are entitled to request such increases in an amount such that, after giving effect to such increases, either (a) the aggregate amount of increases does not exceed $400 million or (b) our consolidated secured leverage ratio on a pro forma basis after giving effect to any such increase is below 2.50 to 1.00. As of September 30, 2012, the total amount of such potential incremental increases we would have been able to request would have been approximately $606.2 million.

Subject to the limits contained in the credit agreement that will govern our New Senior Secured Credit Facility, the indenture that will govern the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance investments or acquisitions, or for other general corporate purposes. If we do so, the risks related to our level of debt could intensify. Specifically, our level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our New Senior Secured Credit Facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that will govern the notes and the credit agreement that will govern our New Senior Secured Credit Facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement that will govern our New Senior

Secured Credit Facility and the indenture that will govern the notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of certain other indebtedness” and “Description of the notes.”

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our New Senior Secured Credit Facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

We and our subsidiaries may still be able to incur substantially more debt or other obligations. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture that will govern the notes and the credit agreement that will govern our New Senior Secured Credit Facility will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. For instance, our obligations under certain material agreements and obligations to provide security for the performance of such obligations, including through letters of credit, performance bonds or similar security, would not constitute indebtedness for purposes of certain of these restrictions. As of September 30, 2012, our New Senior Secured Credit Facility would have provided for unused revolving commitments of $192.8 million (after giving effect to $7.2 million of outstanding letters of credit). In addition, the New Senior Secured Credit Facility allows us to request one or more increases to the available term commitments under such facility. We are entitled to request such increases in an amount such that, after giving effect to such increases, either (a) the aggregate amount of increases does not exceed $400 million or (b) our consolidated secured leverage ratio on a pro forma basis after giving effect to any such increase is below 2.50 to 1.00. As of September 30, 2012, the total amount of such potential incremental increases we would have been able to request would have been approximately $606.2 million. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of certain other indebtedness” and “Description of the notes.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our New Senior Secured Credit Facility will be at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, each quarter point change in interest rates would result in a $0.8 million change in annual interest expense on our indebtedness under our New Senior Secured Credit Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade by either Standard & Poor’s or Moody’s could increase the interest rate on our New Senior Secured Credit Facility, decrease earnings and may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization, as of September 30, 2012 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the sale of the 2023 notes, (b) the execution of the New Senior Secured Credit Facility, net of the original issuance discount applicable to the term loan under such facility, (c) the repayment of the Existing Senior Secured Credit Facility and (d) the costs associated with the offering of the notes and the New Senior Secured Credit Facility.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements of NeuStar and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

	As of September 30, 2012
(in thousands, except share and per share data)	Actual	As adjusted
	(unaudited)
Cash and cash equivalents	$261,049	$278,879

Debt and capital leases:
2023 Notes	$—	$300,000
Existing Senior Secured Credit Facility	586,014	—
New Senior Secured Credit Facility(1)	—	323,537
Capital lease obligations, including current portion	3,111	3,111

Total debt and capital leases	589,125	626,648

Stockholders’ equity
Preferred stock, $0.001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of September 30, 2012	—	—
Class A common stock, par value $0.001; 200,000,000 shares authorized; 85,675,599 shares issued and outstanding at September 30, 2012	86	86
Class B common stock, par value $0.001; 100,000,000 shares authorized; 3,082 shares issued and outstanding at September 30, 2012	—	—
Additional paid-in capital	516,349	516,349
Treasury stock, 19,169,554 shares at September 30, 2012 at cost	(579,224)	(579,224)
Accumulated other comprehensive loss	(609)	(609)
Retained earnings(2)	680,808	654,991

Total stockholders’ equity	617,410	591,593

Total capitalization	$1,206,535	$1,218,241

(1)	As of September 30, 2012, on an as adjusted basis, we would have had $325 million of outstanding loans under our New Senior Secured Credit Facility, including no borrowings under our $200 million revolver. However, the as adjusted basis reflects the impact of the original issuance discount of $1.5 million. In addition, we expect the New Senior Secured Credit Facility will allow us to request one or more increases to the available term commitments under such facility. We expect to be entitled to request such increases in an amount such that, after giving effect to such increases, either (a) the aggregate amount of increases does not exceed $400 million or (b) our consolidated secured leverage ratio on a pro forma basis after giving effect to any such increase is below 2.50 to 1.00. As of September 30, 2012, the total amount of such potential incremental increases we would have been able to request would have been approximately $606.2 million.
(2)	As of September 30, 2012, on an as adjusted basis, retained earnings reflects the interest charge of $25.8 million incurred in connection with the acceleration of the unamortized original discount and deferred financing costs associated with the existing Senior Secure Credit Facility.

New senior secured credit facility

We expect to enter into the New Senior Secured Credit Facility with a syndicate of banks consisting of a 5-year revolving credit facility and a 5-year term loan. The interest rate on both the revolving and term loan portions of the New Senior Secured Credit Facility will be a floating rate based on LIBOR.

The New Senior Secured Credit Facility is expected to provide for: (i) a $325 million senior secured term loan facility (the “New Term Facility”); (ii) a $200 million senior secured revolving credit facility (the “New Revolving Facility” and together with the New Term Facility, the “New Facilities”), of which (a) $100 million will be available for the issuance of letters of credit and (b) $25 million will available as a swingline subfacility; and (iii) incremental term loan facilities in an amount such that after giving effect to the incurrence of any such incremental loans, either (a) the aggregate amount of incremental loans does not exceed $400 million or (b) our consolidated secured leverage ratio on a pro forma basis after giving effect to any such increase would not exceed 2.50 to 1.00.

We expect that our obligations pursuant to the New Facilities will be guaranteed by certain of our subsidiaries (the “Credit Facility Guarantors”) (initially, NeuStar IP Intelligence, Inc., a Delaware corporation, NeuStar Information Service, Inc., a Delaware corporation, NeuStar Data Services, Inc., a Delaware corporation, and UltraDNS Corporation, a Delaware corporation) and secured, with certain exceptions, by: (i) (a) a first priority security interest in all equity interests of our direct and indirect domestic subsidiaries (other than as referenced below under clause (c)), (b) 65% of the outstanding voting equity interests and 100% of the non-voting equity interests of the first-tier foreign subsidiaries of us and the Credit Facility Guarantors that are controlled foreign corporations; and (c) 65% of the outstanding voting equity interests of any domestic subsidiary of ours or any Credit Facility Guarantor, the sole assets of which consist of stock of controlled foreign corporations; (ii) all present and future tangible and intangible assets of us and the Credit Facility Guarantors; and (iii) all proceeds and products of the property and assets described in (i) and (ii) above.

Interest rates and fees

We expect that the loans outstanding under the New Senior Secured Credit Facility will bear interest, at our option, either: (i) at the base rate, which is defined as the highest of (a) the federal funds rate plus 0.50%, (b) the interest rate published by the Wall Street Journal as the “U.S. Prime Rate” and (c) the adjusted LIBOR rate for a one-month interest period beginning on such day plus 1.00% or (ii) at the LIBOR rate plus, in each case, an applicable margin. The applicable margin is expected to be based on a sliding scale tied to our Consolidated Leverage Ratio (as computed in the New Senior Secured Credit Facility), and to range from (i) for base rate advances, 0.50% and 0.75% per annum, and (ii) in respect of LIBOR rate advances, 1.50% and 1.75% per annum. We expect that the accrued interest under the New Senior Secured Credit Facility will be payable quarterly.

Prepayments

We expect that the New Facilities will provide for the voluntary prepayments of the loans thereunder at any time in minimum amounts of $1 million or an integral multiple of $500,000 in excess thereof. The New Facilities are expected to provide for mandatory prepayments with the net cash proceeds of certain debt issuances, insurance receipts and dispositions. The New Facilities are also expected to contain certain events of default, upon the occurrence of which, and so long as such event of default is continuing, the amounts outstanding may, at the option of the required Lenders, accrue interest at an increased rate and payments of such outstanding amounts could be accelerated, or other remedies undertaken pursuant to the New Facilities, by the required Lenders.

Certain covenants

We expect that the New Senior Secured Credit Facility will contain customary representations and warranties, affirmative and negative covenants and events of default. If an event of default occurs and so long as such event of default is continuing, the amounts outstanding may accrue interest at an increased rate and payments of such outstanding amounts could be accelerated or other remedies undertaken pursuant to the New Senior Secured Credit Facility. Our company’s quarterly financial covenants are expected to include a maximum consolidated fixed charge coverage ratio and a minimum consolidated leverage ratio.

We expect that the New Senior Secured Credit Facility will contain terms that enable us to ensure compliance with neutrality obligations to which we are subject, including neutrality-based restrictions on assignment and provisions that allow us to replace or remove a lender or participant to preserve our ability to comply with our neutrality obligations.

Appendix A

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure calculated as income from continuing operations plus provision for income taxes from continuing operations, interest expense, depreciation and amortization, non-cash other income and expense, stock-based compensation, restructuring charges, acquisition-related costs and other adjustments, less interest income. We expect that our New Senior Secured Credit Facility will require us to maintain certain ratios based on adjusted EBITDA. For these purposes, adjusted EBITDA is calculated and used as a supplemental liquidity measure. We believe that adjusted EBITDA is useful to investors because it serves as an indicator of our ability to satisfy our debt obligations. For a more complete analysis of our company’s performance and cash flows, however, adjusted EBITDA should be evaluated in conjunction with the following GAAP measures: income from continuing operations and net cash flows from operating, investing and financing activities.

The following table reconciles adjusted EBITDA to our net income from continuing operations for the years ended December 31, 2009, 2010 and 2011, the nine months ended September 30, 2011 and 2012 and the twelve months ended September 30, 2012:

	Year ended December 31			Nine months ended September 30		Twelve months ended September 30
(in thousands, except ratios)	2009	2010	2011	2011	2012	2012(5)
				(unaudited)		(unaudited)
Income from continuing operations	$115,510	$124,028	$123,574	$104,854	$118,307	$137,027
Add: Provision for income taxes, continuing operations	76,498	82,282	81,137	65,060	64,429	80,506
Add: Interest expense	2,310	388	4,831	396	25,489	29,924
Add: Depreciation and amortization	29,852	32,861	46,209	29,018	69,041	86,232
Add: Non-cash other (income) and expense, net(1)	(2,021)	(400)	1,448	752	(375)	321
Add: Stock-based compensation	13,513	17,045	27,491	18,476	19,987	29,002
Add: Restructuring charges	974	5,361	3,549	387	492	3,654
Add: Acquisition-related costs(2)	—	—	11,602	2,041	—	9,561
Add: Other adjustments(3)	—	—	126	—	—	126
Less: Interest income	937	575	1,265	754	479	990

Adjusted EBITDA	$235,699	$260,990	$298,702	$220,230	$296,891	$375,363

Ratio of adjusted EBITDA to interest expense(4)	102x	673x	62x	556x	12x	13x

(1)	Amounts represents non-cash (gains) losses incurred in connection with its auction rate securities, (gains) losses on foreign currency transactions, and (gain) loss on asset disposals.
(2)	Amounts represent costs incurred by our company in connection with its acquisition of Targus Information Corporation (TARGUSinfo).
(3)	Other adjustments represent certain non-capitalized charges incurred in connection with our company’s financing activities.
(4)	Ratio of adjusted EBITDA to interest expense is a measure of adjusted EBITDA as a percentage of interest expense.
(5)	Amounts were calculated by subtracting the data for the nine months ended September 30, 2011 from the audited consolidated data for the year ended December 31, 2011, and then adding the corresponding data for the nine months ended September 30, 2012.

Adjusted net income from continuing operations

The following table reconciles adjusted net income from continuing operations to our income from continuing operations for the years ended December 31, 2009, 2010 and 2011, the nine months ended September 30, 2011 and 2012 and the twelve months ended September 30, 2012:

	Year ended December 31			Nine months ended September 30		Twelve months ended September 30
(in thousands)	2009	2010	2011	2011	2012	2012(4)
				(unaudited)		(unaudited)
Income from continuing operations	$115,510	$124,028	$123,574	$104,854	$118,307	$137,027
Add: Stock-based compensation	13,513	17,045	27,491	18,476	19,987	29,002
Add: Amortization of acquired intangible assets	5,852	4,753	12,107	3,955	37,712	45,864
Add: TARGUSinfo acquisition-related costs(1)	—	—	11,602	2,041	—	9,561
Add: Tender offer costs(2)	—	—	2,413	—	—	2,413
Add: Adjustment for provision for income taxes(3)	(7,715)	(8,694)	(18,173)	(8,589)	(20,344)	(30,031)

Adjusted net income from continuing operations	$127,160	$137,132	$159,014	$120,737	$155,662	$193,836

(1)	Amounts represent costs incurred by our company in connection with its acquisition of TARGUSinfo.
(2)	Amounts represent costs incurred by our company to repurchase 7.2 million shares of its Class A common stock through a modified “Dutch auction” tender offer which closed on December 8, 2011. These costs are not deductible for income tax purposes.
(3)	Adjustment reflects the estimated tax effect of adjustments for stock-based compensation expense, amortization of acquired intangible assets and approximately $6.3 million of tax deductible TARGUSinfo acquisition-related costs based on the effective tax rate for income from continuing operations for the applicable period.
(4)	Amounts were calculated by subtracting the data for the nine months ended September 30, 2011 from the audited consolidated data for the year ended December 31, 2011, and then adding the corresponding data for the nine months ended September 30, 2012.

Free cash flow

The following table reconciles free cash flow to our net cash provided by operating activities for the years ended December 31, 2009, 2010 and 2011, the nine months ended September 30, 2011 and 2012 and the twelve months ended September 30, 2012:

	Year ended December 31			Nine months ended September 30		Twelve months ended September 30
(in thousands)	2009	2010	2011	2011	2012	2012(1)
				(unaudited)		(unaudited)
Net cash provided by operating activities	$175,344	$144,777	$226,413	$165,987	$201,369	$261,795
Less: Purchases of property and equipment	(25,497)	(38,077)	(45,785)	(35,549)	(35,630)	(45,866)

Free cash flow	$149,847	$106,700	$180,628	$130,438	$165,739	$215,929

(1)	Amounts were calculated by subtracting the data for the nine months ended September 30, 2011 from the audited consolidated data for the year ended December 31, 2011, and then adding the corresponding data for the nine months ended September 30, 2012.

Item 8.01.	Other Events.

On January 7, 2013, the Company announced that it plans to offer up to $300 million in aggregate principal amount of Senior Notes due 2023 (the “Notes”), with the net proceeds used to refinance its current debt obligations. The Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

In connection with this announcement, the Company issued a press release. A copy of the press release announcing the offering of the Notes is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Statements Regarding Forward-Looking Statements.

This Current Report on Form 8-K contains information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s expectations, beliefs and business results in the future. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe Neustar’s intention to offer its notes, subject to market and other conditions, and its intention to use the proceeds of the offering for particular purposes are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company’s operations, modifications to or terminations of its material contracts, its ability to successfully identify and complete acquisitions, integrate and support the operations of businesses the company acquires, increasing competition, market acceptance of its existing services, its ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company’s most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this Current Report on Form 8-K, and the company undertakes no obligation to update any of the forward-looking statements after the date of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

The information in this Current Report under Item 7.01, including the exhibit attached hereto related to Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

(d)	Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press Release, dated January 7, 2013, regarding note offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2013	NEUSTAR, INC.

	By:	/s/ Paul S Lalljie
		Name:	Paul S Lalljie
		Title:	Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated January 7, 2013, regarding note offering